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                      FORM OF LETTER TO BROKERS, DEALERS,
              COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
                             REGARDING THE OFFER BY

                   TEMPLETON VIETNAM OPPORTUNITIES FUND, INC.

       TO PURCHASE FOR CASH UP TO 4,029,302 OF ITS ISSUED AND OUTSTANDING
                      SHARES AT NET ASSET VALUE PER SHARE

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Pursuant to your request, we are enclosing the material listed below relating to the offer by Templeton Vietnam Opportunities Fund, Inc. (the "Fund") to purchase up to 4,029,302 (approximately 50%) of its issued and outstanding shares of common stock, par value $.01 per share (the "Shares") for cash at a price equal to their net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on January 20, 1998, unless the Offer is extended. The Offer is subject to the terms and conditions set forth in the Offer to Purchase dated December 19, 1997 and the related Letter of Transmittal (which together constitute the "Offer"). THE OFFER EXPIRES AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 20, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). If the Offer is extended beyond January 20, 1998, the purchase price for Shares will be their NAV determined as of the close of the regular trading session of the NYSE on the Expiration Date, as extended (the "Offering Price"). In the event that more than 4,029,302 Shares are tendered, the Fund intends to extend the Expiration Date of the Offer by ten business days in order to give shareholders who may not have initially tendered their Shares an opportunity to tender their Shares.

     The following documents are enclosed:

     (1) OFFER TO PURCHASE DATED DECEMBER 19, 1997;

     (2) LETTER OF TRANSMITTAL TO BE USED TO TENDER SHARES;

     (3) GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER;

     (4) ALTERNATIVE FUNDS APPLICATION FORM;

     (5) NOTICE OF GUARANTEED DELIVERY; AND

     (6) LETTER TO CLIENTS, WHICH MAY BE SENT UPON ANY REQUEST FOR INFORMATION BY YOUR CLIENTS FOR WHOSE ACCOUNT YOU HOLD SHARES REGISTERED IN YOUR NAME (OR IN THE NAME OF YOUR NOMINEE) WITH SPACE PROVIDED FOR OBTAINING SUCH CLIENTS' INSTRUCTIONS WITH REGARD TO THE OFFER.

     PLEASE NOTE THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JANUARY 20, 1998, UNLESS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares under the terms of the Offer. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup tax withholding at a 31% rate may be required unless an exemption is proved or unless the required taxpayer identification information is provided. Certain withholdings may also apply with respect to payments to non-U.S. shareholders. See Instruction 11 of the Letter of Transmittal.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) shareholders residing in any jurisdiction in which the making of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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     If a client instructs you by telephone to tender Shares, please record the telephone conversation (in accordance with applicable law) and ask the client to affirm that the Shares tendered represent all Shares actually and constructively owned by the client as of the date of purchase of Shares under the terms of the Offer and Section 318 of the Internal Revenue Code of 1986, as amended.

     Additional copies of the enclosed material may be obtained from ChaseMellon Shareholder Services, L.L.C., the Information Agent, by calling 212-273-8293. Any question you have with respect to the Offer should be directed to the Information Agent at the number indicated in the previous sentence.

Very truly yours,

TEMPLETON VIETNAM OPPORTUNITIES FUND, INC.

     NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED.

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